Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

LiveOne, Inc.

Beverly Hills, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-262549) and Form S-8 (No. 333-234619 and 333-259026) of LiveOne, Inc. (the “Company”) of our report dated June 29, 2022, except for Note 20, Business Segments and Geographic Reporting, which is dated June 29, 2023 relating to the consolidated financial statements, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

Los Angeles, California

June 29, 2023